UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2011

Hard Rock Hotel Holdings, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-52992	16-1782658
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4455 Paradise Road, Las Vegas, NV	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 693-5000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in Hard Rock Hotel Holdings, LLC’s (the “Company”) Current Report on Form 8-K filed on February 3, 2011, NRFC HRH Holdings, LLC (the “Second Mezzanine Lender”) notified the Company’s subsidiaries, HRHH Gaming Junior Mezz, LLC and HRHH JV Junior Mezz, LLC, that it intended to auction to the public the collateral pledged in connection with the Company’s second mezzanine loan agreement (the “Foreclosure Notice”). On February 6, 2011, certain subsidiaries of the Company (the “Subsidiary Borrowers”), the Second Mezzanine Lender, Vegas HR Private Limited (the “Mortgage Lender”), Brookfield Financial, LLC – Series B (the “First Mezzanine Lender”), the members of the Company and certain other related parties entered into a Standstill and Forbearance Agreement (the “Standstill and Forbearance Agreement”). Pursuant to the Standstill and Forbearance Agreement, among other things, until February 28, 2011, the Mortgage Lender, First Mezzanine Lender and the Second Mezzanine Lender agreed not to take any action or assert any right or remedy arising with respect to any of the applicable loan documents against the Subsidiary Borrowers or the collateral pledged under such loan documents. The Mortgage Lender’s agreement to standstill is subject to certain conditions. Additionally, pursuant to the Standstill and Forbearance Agreement, the Second Mezzanine Lender agreed to withdraw the Foreclosure Notice, and the parties agreed to jointly request that the Supreme Court of the State of New York, New York County, stay all action on the pending motions that had been filed by various parties to enjoin such foreclosure proceedings. The parties to the Standstill and Forbearance Agreement are engaged in continuing discussions regarding resolution of the Subsidiary Borrowers’ obligations under the loan documents and disposition of the related collateral.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 10, 2011

Hard Rock Hotel Holdings, LLC

By: /s/ RICHARD SZYMANSKI
Name: Richard Szymanski
Its: Vice President